PROSPECTUS SUPPLEMENT NO. 6 (to Prospectus dated April 11, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-267683
Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in our prospectus dated April 11, 2023 (the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 15, 2023. Accordingly, we have attached our Current Report on Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On June 14, 2023, the last reported sales prices for our common stock and public warrants on the NYSE were $9.43 and $0.58, respectively.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 15, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2023
_________________________
Amprius Technologies, Inc.
(Exact name of Registrant as Specified in Its Charter)
_________________________

Delaware	001-41314	98-1591811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Page Ave Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 425-8803
N/A
(Former Name or Former Address, if Changed Since Last Report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 13, 2023, the Board of Directors (the “Board”) of Amprius Technologies, Inc. (the “Company”) elected Mary Gustanski to serve as a Class II director. The term for Class II directors will expire at the Company’s 2024 annual meeting of stockholders. Ms. Gustanski has also been appointed to serve on the Board’s Compensation Committee.
The Board has determined that Ms. Gustanski is independent and meets the applicable independence requirements of the New York Stock Exchange. There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Ms. Gustanski or any member of her immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.
The selection of Ms. Gustanski was not pursuant to any arrangement or understanding between her and any other person.
Ms. Gustanski will be compensated in accordance with the Company’s compensation policy for its outside directors as disclosed in the Company’s proxy statement filed with the Securities and Exchange Commission on April 27, 2023. Ms. Gustanski will also enter into the Company’s form of indemnification agreement, which, among other things, will require the Company to indemnify Ms. Gustanski for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her services as one of a member of the Board or as a director or executive officer of any other company or enterprise to which she provides services at the Company’s request.
The foregoing description is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 9, 2022 and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPRIUS TECHNOLOGIES, INC.

Date: June 15, 2023	By:	/s/ Sandra Wallach
Name: Sandra Wallach
Title: Chief Financial Officer